Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Fourth Capesize Vessel

NEW YORK, November 15, 2007 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Titus, a 177,000 dwt Capesize newbuilding. The Genco Titus is the fourth vessel to be delivered to the Company under Genco’s previously announced agreement on July 18, 2007 to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group.

The Company expects to deliver the Genco Titus to its charterer, Cargill International S.A. on November 17, 2007 to commence a time charter for 48 months at a gross rate of $45,000 per day, less a 5% third party brokerage commission. The charter, which is due to expire in November 2011, also includes a 50 percent index-based profit sharing component based on the daily BCI index. The charterer has the option to extend the charter for a period of one year.

Robert Gerald Buchanan, President, said, “We are pleased to take delivery of the Genco Titus. With this vessel, we have once again expanded the Company’s earnings power and we expect to take delivery of six additional drybulk vessels by the end of the year. Our time charter for the Genco Titus includes an index-based profit sharing component that provides the opportunity to benefit from a strong rate environment without sacrificing the stability of the base rate.”

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	November 2011	45,000(5)	46,250	-
Genco Constantine	2008(6)	Cargill International S.A.	54 to 62 months from delivery date	52,750(7)		Q2 2008
Genco Hadrian	2008(6)	To be determined (“TBD”)	TBD	TBD		Q4 2008
Genco Commodus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(8)		-
Genco Trader(9)	1990	Baumarine AS	November 2007	25,750(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(10)		-
Genco Acheron	1999	STX Panocean (UK) Co. Ltd.	February 2008	30,000		-
Genco Surprise	1998	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000		-
		Hanjin Shipping Co., Ltd.	35 to 37 months from delivery to new charterer	42,100		-

Supramax Vessels
Genco Predator	2005(6)	Intermare Transport GmbH	January 2008	22,500(11)	41,000	Q4 2007
Genco Warrior	2005(6)	Hyundai Merchant Marine Co. Ltd.	35 to 37.5 months from delivery date	38,750		Q4 2007
Genco Hunter	2007(6)	TBD	TBD	TBD		Q4 2007

Handymax Vessels
Genco Success	1997	Korea Line Corporation	March 2008/ January 2011	24,000/ 33,000(12)		-
Genco Commander(13)	1994	A/S Klaveness	November 2007	19,750		-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	February 2008	24,000		-
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	April 2008	26,000		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2008(14) January 2011	24,000 34,500		-
Genco Marine	1996	NYK Bulkship Europe S.A.	February 2008	24,000		-
Genco Muse	2001	Qatar Navigation QSC	November 2007	26,500(15)		-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Charger	2005(6)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000		Q4 2007
Genco Challenger	2003(6)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000		Q4 2007
Genco Champion	2006(6)	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000		Q4 2007

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 8 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) The charter includes a 50 percent index-based profit sharing component.

(6)  Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day, less a 5% third party brokerage commission.  The charter also includes a 50 percent index-based profit sharing component.
(8) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(9) We have entered into an agreement to sell the Genco Trader to SW Shipping Co., Ltd. for approximately $44 million, less a 2% brokerage commission.  The delivery is expected to occur in the first quarter of 2008.
(10) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel's previous time charter on May 5, 2007.
(11) The Genco Predator is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between January 2008 and March 2008.
(12) We intend to extend the time charter for an additional 35 to 37.5 months at a rate of $33,000 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
(13) We have entered into an agreement to sell the Genco Commander to Dan Sung Shipping Co. Ltd for approximately $44.5 million, less a 2% brokerage commission.  The delivery is expected to occur in the fourth quarter of 2007.
(14) We have reached an agreement to extend the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
(15) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset was being amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues.  For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.  Effective September 3, 2007, we will record the full $26,500 per day as revenue, since the amortization period has ended.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 23 drybulk vessels consisting of four Capesize, seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 1,700,000 dwt. After the sale of the Genco Trader and the Genco Commander as well as the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and the five remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) the fulfillment of the closing conditions under the Company’s agreements to acquire the six Evalend drybulk vessels; (ii) the fulfillment of the closing conditions under the Company’s agreement to acquire the remaining five Metrostar drybulk vessels; (iii) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (iv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K.

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